SETTLEMENT AGREEMENT AND NOTE

This SETTLEMENT AGREEMENT AND NOTE (the “Agreement”), made this 22nd day of March 2017 (the “Settlement Date”), is by and between BTCS Inc. and its wholly owned subsidiary BTCS Digital Manufacturing (the “Company”), with an address at 9466 Georgia Avenue #124, Silver Spring, MD 20901, and CSC Leasing Company, with an address at 6806 Paragon Place, Suite 170, Richmond Virginia 23230 (“CSC”). The Company and CSC collectively shall be referred to as the “Parties.”

WHEREAS, CSC has leased to the Company certain computer equipment pursuant to a master lease dated September 22, 2015 and Schedule A (#15063) dated September 22, 2016 (collectively the “Lease”). The Company and CSC wish to settle and terminate the Lease upon the Company’s Payment (as defined below) to CSC.

NOW THEREFORE, in consideration of the mutual covenants and other good and valuable considerations hereinafter contained, the Parties agree as follows:

1. Recitals. The above recitals are incorporated into this Agreement.

2. Payment. The Company agrees to issue to CSC 833,333 shares of its common stock (the “Shares”) on or before April 10, 2017 and pay CSC $200,000 in cash (the “Cash Payment”) as described below. The Shares and Cash Payment (collectively the “Payment”) shall constitute the total payment to CSC with respect to the termination and release from the Lease.

3. Insurance. The Company agrees that any proceeds, up to the Cash Payment amount then in effect, received by the Company from its insurance company, Erie Insurance (“Erie”), in connection with the Company’s insurance claim will be immediately payable to CSC (the “Insurance Payment”). The Company agrees to endorse and deliver to CSC by March 24, 2017 the check it has received from Erie Insurance in the amount of $84,277.96. For the avoidance of doubt the Insurance Payment will also include any insurance payments covering losses incurred by the Company which would not otherwise be payable to CSC i.e. equipment owned by the Company or business interruption coverage. At CSC’s request the Company will assign to CSC all the Company’s rights under any policy of insurance issued by Erie Insurance or any other company covering losses relating to the theft of the equipment that is subject to the Lease, and the Company further agrees to cooperate with CSC in connection with the pursuit of any insurance claim. To the extent CSC chooses to pursue litigation against Erie the Company will not be liable for any costs associated with CSC’s efforts. The Company further agrees that it will not take any actions which will prejudice or interfere with CSC’s pursuit of any insurance claim.

4. Payment Terms. The outstanding Cash Payment will be decreased by: i) the amount of any payments made by the Company to CSC, and ii) any Insurance Payments sent to CSC, less all attorney’s fees and costs (the “Costs”), if any, incurred by CSC in obtaining an amount greater than $84,277.96 from Erie Insurance or any other insurance company providing coverage for the loss or theft of the equipment that is the subject of the Lease. CSC agrees to provide invoices and records to the Company of all Costs in order for the Cash Payment to be adjusted by such Costs. The Cash Payment will be subject to the following payment terms. If the Company completes any future financings whether in debt or equity the Company shall pay CSC:

●	$45,000 if the financing is between $250,000 and $400,000,

●	$55,000 if the financing is between $401,000 and $500,000, and

●	$65,000 if the financing is between $501k and $600,000.

Payments to CSC from any financing will be made within ten (10) calendar days from the date the Company closes a financing.

The remaining Cash Payment balance will be made as soon as practical out of the Company’s available cash, but in no event later than March 31, 2018.

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Interest on the outstanding amount owed by the Company to CSC will accrue at the rate of 10% per year from June 1, 2017 through July 31, 2017, and will increase to 12% as of August 1, 2017 through October 31, 2017, and will further increase to 15% as of November 1, 2017, through January 31, 2018, and will further increase to 18% as of February 1, 2018 through March 31, 2018. Payments of all outstanding interest shall be made monthly, on the tenth day of each month, beginning on July 10, 2017.

The Company shall pay a late payment fee of 10% on the amount owed which is paid late for all payments required under this Agreement that are not paid within ten days of the due date.

The Company further agrees that, should it fail to pay any amount owed to CSC within ten days of its due date, then each of the interest rates mentioned above will increase by 5%. At CSC’s sole option, if the Company fails to make any payment within ten days of its due date, then CSC may accelerate the payment schedule described herein, and declare all amounts to be paid by the Company, including interest and late fees, as immediately due and payable (an “Acceleration”) upon the giving of written notice by CSC to the Company (the “Acceleration Notice”). CSC must provide the Acceleration Notice to the Company no later than twenty days after the due date of a respective late payment (the “Acceleration Period”) to trigger an Acceleration. After the Acceleration Period has expired for a specific payment CSC can no longer trigger an Acceleration with respect to that specific payment.

All payments required to be paid to CSC shall be paid to it at its office at 6806 Paragon Place, Suite 170, Richmond, VA 23230.

5. Lease. CSC agrees that from the date hereof until the time the Payment is made in full CSC will not accrue any further damages or have any further claim to damages or monetary value, except as provided herein.

6. CSC Representations. CSC hereby makes the following warranties and representations to the Company.

Organization; Authority. CSC is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Agreement and otherwise to carry out its obligations hereunder.

No Public Sale or Distribution. CSC is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the 1933 Act; provided, however, by making the representations herein, CSC does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. CSC does not presently have any agreement or understanding, directly or indirectly, with any person to distribute any of the Shares in violation of applicable securities laws.

Accredited Investor Status. CSC is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

Reliance on Exemptions. CSC understands that the Shares are being sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and CSC’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of CSC set forth herein in order to determine the availability of such exemptions and the eligibility of CSC to acquire the Shares.

Transfer or Resale. CSC understands that: (i) the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) CSC shall have delivered to the Company (if requested by the Company) an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) CSC provides the Company with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144”); and (ii) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC promulgated thereunder.

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Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of CSC and constitutes the legal, valid and binding obligations of CSC enforceable against CSC in accordance with its respective terms, except as such enforceability may be limited by law, including but not limited to general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

7. Release. Except for the obligations contained in this Agreement, CSC and the Company (and their past, present and future officers, directors, employees, servants, agents, representatives, successors, predecessors, divisions, subsidiaries, parents, affiliates, business units, and assigns of each of them) hereby release each other (and their past, present and future officers, directors, employees, servants, agents, representatives, attorneys, successors, predecessors, divisions, subsidiaries, parents, affiliates, business units, and assigns of each of them) from any and all claims, demands, damages, actions, causes of action or suits at law or in equity of whatever kind or nature, liabilities, verdicts, debts, judgments, liens and injuries, whether based upon any contract, oral or written, in connection with or relating to the Lease upon the full receipt of the Payment from the Company. For the avoidance of doubt the Lease will be binding upon the Company until such time as the Payment has been received by CSC.

8. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement.

9. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

10. Governing Law. This Agreement shall be interpreted and the rights and liabilities of the Parties determined in accordance with the laws of the State of Virginia, excluding its conflict of laws rules.

11. In the event of any litigation concerning the parties’ rights or obligations pursuant to this Agreement, the substantially prevailing party shall be entitled to an award of reasonable attorney’s fees and costs incurred in connection with such litigation. The parties waive any right to a jury trial with respect to any such litigation. The Company further agrees that the Circuit Court of Henrico Virginia or the United States District Court for the Eastern District of Virginia, Richmond Division, will be the exclusive jurisdiction for any litigation regarding this Agreement, and hereby submits to the jurisdiction of such courts.

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IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement and Note as of the day and year first written above.

BTCS Inc.

By:	/s/ Charles Allen
Name:	Charles Allen
Title:	Chief Executive Officer

BTCS Digital Manufacturing, Inc.

By:	/s/ Charles Allen
Name:	Charles Allen
Title:	Chief Executive Officer

CSC Leasing Company

By:	/s/ Granville G. Valentine III
Name:	Granville G. Valentine III
Title:	COO, CFO

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